Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 33-50654, 33-96320, 333-41393, 333-41403, 333-80559, 333-80571, 333-98035, 333-101239, 333-122962, 333-146233 and 333-150555 on Form S-8 and Registration Statement No. 333-133724 on Form S-3 of our report dated January 29, 2013 relating to the financial statements of Progress Software Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to discontinued operations) and of our report dated January 29, 2013 relating to internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness) appearing in this Annual Report on Form 10-K of Progress Software Corporation for the year ended November 30, 2012.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
January 29, 2013